EXHIBIT 5.1
Watson, Farley & Williams (New York) LLP
100 Park Avenue
New York, New York 10017
Tel (212) 922 2200
Fax (212) 922 1512
November 28, 2007
Teekay Offshore Partners L.P.
Bayside House, Bayside Executive Park
West Bay Street and Blake Road
Nassau, Commonwealth of the Bahamas
Teekay Offshore Partners L.P. — Registration Statement on Form S-8
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) to Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to 1,000,000 units of the Partnership’s common units (the “Units”) that may be issued pursuant to the Partnership’s 2006 Long Term Incentive Plan (the “Plan”).
In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the form of the Registration Statement, (ii) the Plan, and (iii) originals, or copies certified to our satisfaction, of all such records of the Partnership, agreements and other documents, certificates of public officials, officers and representatives of the Partnership and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Partnership, whether evidenced by certificates or otherwise. We have also assumed the filing by the Partnership with the SEC of the Registration Statement substantially in the form examined by us and the declaration by the SEC of the effectiveness of such Registration Statement.
This opinion is limited to Marshall Islands Law and is as of the effective date of the Registration Statement.

II-6

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that any Units that may be issued pursuant to the Plan have been duly authorized and that, upon the issuance thereof by the Partnership in accordance with the terms of the Plan and the receipt of consideration therefor in accordance with the terms of the Plan, such Units will be validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP
/s/ WATSON, FARLEY & WILLIAMS (NEW YORK) LLP

II-7